SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 13, 2012

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Discovery Laboratories, Inc. (the “Company”) on September 14, 2012 ratified the approval of reimbursements to W. Thomas Amick, the Company’s Chief Executive Officer, to cover local living expenses in an amount not to exceed $30,000 in the aggregate for the period from May 4, 2012 through December 31, 2012, in accordance with the terms of Mr. Amick’s Employment Agreement with the Company, dated as of May 4, 2012.

Item 5.07	Submission of Matters to a Vote of Securityholders.

On September 13, 2012, Discovery Laboratories, Inc. (the “Company”), held its Annual Meeting of Stockholders (“Annual Meeting”).  The following matters were voted on by the stockholders of the Company at the Annual Meeting: (i) the election of five directors; (ii) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) an amendment (the “Amendment”) to the Discovery Laboratories, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) to increase the number of shares of common stock, par value $.001 per share (“Common Stock”) available for issuance under the 2011 Plan by 2.5 million shares from 3.7 million shares to 6.2 million shares.  The results of the stockholder votes are as follows:

(i)           Election of Directors: each of the nominees for director was elected by a plurality of the votes cast by stockholders as follows:

	For	Withheld	Broker Non-Votes
W. Thomas Amick	15,808,459	966,132	18,677,919
Antonio Esteve, Ph.D.	5,548,101	11,226,490	18,677,919
Max E. Link, Ph.D.	10,047,976	6,726,615	18,677,919
Bruce A. Peacock.	10,017,235	6,757,356	18,677,919
Marvin E. Rosenthale, Ph.D.	9,796,916	6,977,675	18,677,919

(ii)           Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm: this proposal was approved by a majority of shares present at the meeting and was, therefore, adopted.  The vote was as follows:

For	Against	Abstain
34,961,344	424,275	66,891

(iii)           The Amendment to the 2011 Plan was approved by the affirmative vote of a majority of the shares present at the meeting, and was therefore, adopted.  The vote was as follows:

For	Against	Abstain	Broker Non-Votes
15,251,457	1,441,471	81,663	18,677,919

Item 8.01	Other Events.

On September 14, 2012, the Nomination and Governance Committee of the Board of Directors (the “Board”) of the Company, after due deliberation, determined to recommend to the Board, and the Board has approved, the appointment of Bruce A. Peacock to serve as lead independent director of the Company, effective immediately.

Mr. Peacock has extensive biotech and pharmaceutical experience, having held senior executive positions in a number of biotechnology, medical device and healthcare service organizations.  He has significant expertise in financial matters, having completed many debt, equity capital and alliance transactions, and has significant experience in drug development, having led teams that gained regulatory approval of several drug candidates in the United States and in other major markets worldwide.  Mr. Peacock has also had responsibility for marketing, commercial and manufacturing operations.

Mr. Peacock has served as a member of the Board since September 2010.  Since May 2006, Mr. Peacock has served as a Venture Partner with SV Life Sciences Advisors, LLC.  Since September 2010, Mr. Peacock has served as Chief Business Officer of Ophthotech Corporation.  He also serves as a Director and Co-Chairman of Alba Therapeutics and served as President and Chief Executive Officer from April 2008 to February 2011.  Prior to joining SV Life Sciences Advisors, LLC, he served as Chief Executive Officer and director of The Little Clinic, a medical care services company.  Previously, Mr. Peacock served as President and Chief Executive Officer and a director of Adolor Corporation, a publicly-held biotechnology company; as President, Chief Executive Officer and Director of Orthovita, Inc., a publicly-held orthopaedic biomaterials company; as Executive Vice President, Chief Operating Officer and Director of Cephalon, Inc.; and as Chief Financial Officer of Centocor, Inc.  Mr. Peacock serves as a member of the board of directors of Ocean Power Technologies, Inc. and has served as a member of the boards of directors of Pharmacopeia, Inc. (2004-2008), Ligand Pharmaceuticals Incorporated (2008-2009), and NeurogesX, Inc. (2007-2009).  Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova University and is a certified public accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name: W. Thomas Amick
Title: Chairman of the Board and
Chief Executive Officer
Date:  September 18, 2012